Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Business Combination as if it was completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021, give pro forma effect to the Business Combination as if it was completed on January 1, 2020. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on March 31, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information has been prepared, in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The condensed combined financial information presents the pro forma effects of the following transactions:

•	The reverse recapitalization of Owl Rock;

•	The acquisition of Dyal; and

•	The issuance of Altimar common stock in the PIPE Investment

Altimar was formed on August 20, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective December 23, 2020, Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger (the “Companies”), entered into an agreement pursuant to which Altimar used cash and issued shares in exchange for the equity and/or assets of Owl Rock and Dyal upon the Closing Date.

The following describes the two operating entities:

•

Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies. Owl Rock’s breadth of lending product offerings enables us to offer a holistic platform to the middle market, which establishes Owl Rock as a partner of choice for private-equity sponsored companies as well as other businesses primarily in non-cyclical, recession-resistant businesses. Owl Rock provides these loans primarily by utilizing permanent capital vehicles funded by our high-quality, largely institutional investor base. By utilizing these permanent capital vehicles and long-duration capital funds, Owl Rock believes its business provides a high degree of earnings stability and predictability. Owl Rock investors include a diversified mix of institutional investors, including prominent domestic public and private pension funds, endowments, foundations, institutional-quality family offices, asset managers and insurance companies, as well as high net worth and retail clients, distributed through many well-known wealth management firms.

•

Dyal is a leading capital solutions provider to large, multi-product private markets managers. Dyal acquires minority equity stakes in, or provides debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). Dyal is expanding its existing GP Capital Solutions strategies to provide capital to its managers’ seasoned portfolio companies through co-investments or structured equity. Dyal is also in the process of leveraging its significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of its existing or emerging strategies make or will make, as the case may be, investments through long-term capital or permanent capital vehicles with a set of geographically diverse and high-quality investors.

In the Business Combination, Owl Rock has been determined to be the accounting acquirer. Owl Rock is deemed to be the accounting acquirer because the same party which controlled Owl Rock prior to the Business Combination (Owl Rock Capital Partners) obtained a controlling financial interest in Altimar at the Closing of the Business Combination.

The merger between Owl Rock and Altimar has been accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition has been treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization.

The acquisition of Dyal has been treated as a business combination for which Owl Rock is the accounting acquirer under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) because Dyal meets the definition of a business and Owl Rock Capital Partners indirectly obtained control of Dyal via its acquisition of Altimar and Blue Owl’s consolidation of Blue Owl Holdings (including its wholly owned subsidiaries representing the Dyal business) under ASC 810. As a result, the acquisition of Dyal has been accounted for using the acquisition method whereby Blue Owl will record the fair value of assets and liabilities acquired from Dyal.

The Company determined Owl Rock to be the predecessor entity to the Business Combination based on a number of considerations, including i) Owl Rock former management making up the majority of the management team of Blue Owl, ii) Owl Rock former management nominating or representing the majority of Blue Owl’s board of directors and iii) Owl Rock representing the majority of the continuing operations of Blue Owl. Therefore, operations presented prior to the Business Combination will be those of Owl Rock.

The unaudited pro forma combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical financial statements of Altimar as of, and for the fiscal year ended December 31, 2020, included in Altimar’s Form 10-K/A, filed with the SEC on April 23, 2021;

•	the historical unaudited financial statements of Altimar as of, and for the three months ended March 31, 2021, included in Altimar’s Form 10-Q, filed with the SEC on May 17, 2021;

•	the historical financial statements of Owl Rock, as of, and for the fiscal year ended, December 31, 2020, included in the Proxy Statement/Prospectus;

•

the historical unaudited financial statements of Owl Rock, as of, and for the three months ended, March 31, 2021, included as Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached;

•	the historical financial statements of Dyal, as of, and for the fiscal year ended, December 31, 2020, included in the Proxy Statement/Prospectus;

•

the historical unaudited financial statements of Dyal, as of, and for the three months ended, March 31, 2021, included as Exhibit 99.3 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached;

•

the sections entitled “Altimar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information reflects the number of Altimar shareholders that elected to redeem their Class A ordinary shares (or Class A common stock) for a pro rata portion of cash in the Trust Account, and thus the remaining amount held in the Trust Account as of Closing is available for the Business Combination. The amount of cash available is sufficient to (i) satisfy the minimum cash condition in the Business Combination Agreement, (ii) pay applicable cash consideration to certain Owl Rock Equityholders and certain Dyal Equityholders (including Neuberger) and (iii) pay transaction expenses, upon the Closing of the Business Combination.

The following summarizes the pro forma ownership of Class A common stock of the Company (assuming Class E common stock and Seller Earnout Securities are earned) and the total economic ownership of the Blue Owl Operating Group (i.e., assuming the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock) following the Business Combination:

	Economic Interests in Blue Owl	Economic Interests in Blue Owl Operating Group (2)
	%	%
Altimar Public Shareholders	2.8%	0.7%
Sponsor and Independent Directors	1.3%	0.4%
PIPE Investors	43.6%	11.1%
Owl Rock and Dyal Equity Holders and other Owl Rock Professionals (1)	52.3%	87.9%

Closing Shares	100.0%	100.0%

(1)

Represents the exercise of vested restricted stock units at March 31, 2021, in which the cash settled award converts into 9.05 million shares of Class A common stock upon exercise of the units. Please refer to “Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC Notes to Consolidated and Combined Financial Statements” included in Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached.

(2)

Assumes the exchange of 100% of the Blue Owl Operating Group Units that will be outstanding at Closing for shares of Blue Owl common stock (inclusive of Seller Earnout Securities). Please refer to “The Business Combination Agreement—Related Agreements—Exchange Agreement” included within the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. The Company will incur additional costs after the Business Combination is consummated in order to satisfy its obligations as a public company registrant. In addition, at the Special Meeting of the Altimar shareholders held on May 18th, 2021, the Altimar shareholders considered and approved the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan for employees, officers and directors. Please see the “Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan” included as Exhibit 10.6 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached for more information. No adjustments to the unaudited pro forma condensed combined statement of operations have been made for these items as such amounts are not yet known.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2021

(in thousands, except share amounts)

	As of March 31, 2021				As of March 31, 2021	As of March 31, 2021							As of March 31, 2021
	Altimar Acquisition Corporation (Historical) (US GAAP)	Owl Rock (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Owl Rock	Dyal Capital Partners (Historical) (US GAAP)	Deal Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Current assets:
Cash and cash-equivalents	$777	$8,564	$1,477,800	(b)	$1,125,584	$—	$—		$(921,545)	(e)(i)	$—		$130,905
			(491,954)	(d)					(73,134)	(e)(ii)
			141,954	(d)
			96,649	(c)
			(9,625)	(i)
			(98,581)	(h)
Restricted cash	—	—	—		—	—	—		—		—		—
Investments	—	—	—		—	29,137	(21,564)	(a)	—		—		7,573
Accounts receivable, net	—	100,253	—		100,253	80,977	—		—		—		181,230
Prepaid expenses and other current assets	294	—	—		294	—	—		—		—		294

Total current assets	$1,071	$108,817	$1,116,243		$1,226,131	$110,114	$(21,564)		$(994,679)		$—		$320,002

Cash held in trust account	275,083	—	22	(c)	—	—	—		—		—		—
			(178,455)	(c)
			(96,649)	(c)
Goodwill	—	—	—		—	—	—		3,329,072	(e)	—		3,329,072
Intangible assets, net	—	—	—		—	—	—		2,245,000	(e)	—		2,245,000
Deferred tax asset	—	—	474,137	(g)	474,137	—	—		—		78,115	(g)	552,252
Operating lease assets	—	12,614	—		12,614	—	—		—		—		12,614
Other assets	—	27,520	(15,593)	(h)	11,927	556	6	(a)	—		—		12,489

Total assets	$276,154	$148,951	$1,299,704		$1,724,809	$110,670	$(21,558)		$4,579,393		$78,115		$6,471,429

Liabilities and member’s equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	91	62,405	(17,208)	(h)	45,288	15,619	877	(a)	—		—		61,784
Accrued compensation	—	181,912	(90,525)	(n)	91,387	20,052	(212)	(a)	—		—		111,227
Current portion of operating lease liabilities	—	4,934	—		4,934	—	—		—		—		4,934
Current portion of long-term debt	—	113,098	—		113,098	—	—		—		—		113,098

Total current liabilities	$91	$362,349	$(107,733)		$254,707	$35,671	$665		$—		$—		$291,043

Operating lease liabilities, less current portion	—	8,241	—		8,241	—	—		—		—		8,241
Long-term debt, less current portion	—	246,659	—		246,659	—	—		—		—		246,659
Deferred tax liabilities	—	—	—		—	—	—		102,017	(e)(iii)	—		102,017
Warrant liability	21,208	—	—		21,208	—	—		—		—		21,208
TRA liability	—	—	353,252	(f)	353,252	—	—		—		107,389	(f)(e)(iv)	460,641

Deferred underwriting commissions	9,625	—	(9,625)	(i)	—	—	—		—		—		—
Earnout liability	—	—	265,090	(p)	265,090	—	—		259,608	(p)(e)(viii)	—		524,698

Total liabilities	$30,924	$617,249	$500,984		$1,149,157	$35,671	$665		$361,625		$107,389		$1,654,507
Commitments and contingencies:
Redeemable Class A common stock	$240,230	$—	$(61,775)	(k)	$—	$—	$—		$—		$—		$—
			(178,455)	(c)
Equity:				(j)
Preferred shares	—	—	—		—	—	—		—		—		—
Class A common stock	—	—	15	(b)	33	—	—		—		—		33
			2	(k)
			15	(l)
			1	(n)
Class B common stock	1	—	(1)	(k)	—	—	—		—		—		—
Class C common stock	—	—	63	(l)	63	—	—		—		—		63
Class D common stock	—	—	29	(l)	29	—	—		—		—		29
Class E common stock	—	—	1	(l)	1	—	—		—		—		1
Additional paid-in capital	(3,375)	—	1,477,785	(b)	360,948	—	—		4,523,785	(e)(v)	(107,389)	(f)(e)(iv)	1,482,772
			(350,000)	(d)					(3,372,687)	(m)(e)(vii)	78,115	(g)
			(96,604)	(h)
			61,774	(k)
			(353,252)	(f)
			474,137	(g)
			(851,623)	(m)
			(108)	(l)
			90,524	(n)
			(88,310)	(p)
Retained earnings (accumulated deficit)	8,374	(477,398)	(362)	(h)	(119,416)	71,080	(24,671)	(a)	(46,409)	(e)(vi)	(338,796)	(o)	(458,212)
			349,948	(m)
			22	(c)
Non-controlling interest in subsidiaries of partnerships	—	9,100	—		9,100	3,919	2,448	(a)	—		—		15,467

Total shareholders’ equity	$5,000	$(468,298)	$714,056		$250,758	$74,999	$(22,223)		$1,104,689		$(368,070)		$1,040,153
Noncontrolling interest in Blue Owl partnerships	—	—	501,675	(m)(g)	324,894	—	—		3,372,687	(m)(e)(vii)	1,331,459	(o)	3,776,769
			(176,781)	(p)					(259,608)	(p)(e)(viii)	(992,663)	(o)
Total equity	5,000	(468,298)	1,038,950		575,652	74,999	(22,223)		4,217,768		(29,274)		4,816,922

Total liabilities and equity	$276,154	$148,951	$1,299,704		$1,724,809	$110,670	$(21,558)		$4,579,393		$78,115		$6,471,429

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2021

(in thousands, except share amounts)

	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2021							For the Three Months Ended 31, 2021
	Altimar Acquisition Corporation (Historical) (US GAAP)	Owl Rock (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Owl Rock	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Revenues
Management fees (includes BDC Part I fees)	$—	$94,713	$—		$94,713	$75,472	$—		$—		$—		$170,185
Incentive fees	—	—	—		—	—	—		—		—		—
Administrative, transaction and other fees	—	13,511	—		13,511	6,520	—		—		—		20,031

Total revenues	$—	$108,224	$—		$108,224	$81,992	$—		$—		$—		$190,216
Expenses
Compensation and benefits	—	47,984	—		47,984	55,323	—		—		(14,577	) (gg)	88,730
General, administrative and other expenses	156	14,860	—		15,016	14,026	—		43,378	(ee)	—		72,420

Total expenses	$156	$62,844	$—		$63,000	$69,349	$—		$43,378		$(14,577)		$161,150

Other income (expense)
Interest expense	—	(5,858)	(500	) (ff)	(6,358)	—	—		—		—		(6,358)
Investment income	45	—	(45	) (hh)	—	2,314	(2,104	) (dd)	—		—		210
Change in value of warrant liability	13,767	—	—		13,767	—	—		—		—		13,767

Other income (expense)	13,812	(5,858)	(545)		7,409	2,314	(2,104)		—		—		7,619

Net income (loss) before income taxes	$13,656	$39,522	$(545)		$52,633	$14,957	$(2,104)		$(43,378)		$14,577		$36,685
Income tax expense (benefit)	—	188	371	(bb)	559	2,181	—		—		—		2,740

Net income (loss) including noncontrolling interest	$13,656	$39,334	$(916)		$52,074	$12,776	$(2,104)		$(43,378)		$14,577		$33,945
Net income (loss) attributed to noncontrolling interests in subsidiary of partnership	—	(80)	—		(80)	144	35	(dd)	—		—		99

Net income (loss)	$13,656	$39,414	$(916)		$52,154	$12,632	$(2,139)		$(43,378)		$14,577		$33,846

Net income (loss) attributed to noncontrolling interests in Blue Owl partnerships	—	—	486	(bb)	486	—	—		(32,340	) (cc)	10,868	(cc)	26,369
			47,355	(cc)	47,355

Net income (loss) attributable to Blue Owl	$13,656	$39,414	$(48,757)		$4,313	$12,632	$(2,139)		$(11,038)		$3,709		$7,477

Pro Forma Earnings Per Share
Basic and Diluted													$0.02
Pro Forma Number of Shares Used in Computing EPS
Basic and Diluted (#)													329,055

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(in thousands, except share amounts)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020	For the Year Ended December 31, 2020							For the Year Ended December 31, 2020
	Altimar Acquisition Corporation (Historical) (US GAAP)	Owl Rock (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Owl Rock	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Revenues
Management fees (includes BDC Part I fees)	$—	$194,906	$—		$194,906	$284,691	$—		$—		$—		$479,597
Incentive fees	—	—	—		—	2,354	(800	) (dd)	—		—		1,554
Administrative, transaction and other fees	—	54,909	—		54,909	22,676	—		—		—		77,585

Total revenues	$—	$249,815	$—		$249,815	$309,721	$(800)		$—		$—		$558,736
Expenses
Compensation and benefits	—	240,731	—		240,731	187,527	(212	) (dd)	—		1,298,726	(gg)	1,726,772
General, administrative and other expenses	300	67,811	362	(aa)	68,473	26,217	—		173,511	(ee)	—		268,201

Total expenses	$300	$308,542	$362		$309,204	$213,744	$(212)		$173,511		$1,298,726		$1,994,973

Other income (expense)
Interest expense	—	(23,816)	(577	) (ff)	(24,393)	—	—		—		—		(24,393)
Investment income	38	—	(38	) (hh)	—	1,542	(1,291	) (dd)	—		—		251
Change in value of warrant liability	(5,020)	—	—		(5,020)	—	—		—		—		(5,020)

Other income (expense)	(4,982)	(23,816)	(615)		(29,413)	1,542	(1,291)		—		—		(29,162)

Net income (loss) before income taxes	$(5,282)	$(82,543)	$(977)		$(88,802)	$97,519	$(1,879)		$(173,511)		$(1,298,726)		$(1,465,399)
Income tax expense (benefit)	—	(102)	(17,132	) (bb)	(17,234)	8,435	—		—		—		(8,799)

Net income (loss) including noncontrolling interest	$(5,282)	$(82,441)	$16,155		$(71,568)	$89,084	$(1,879)		$(173,511)		$(1,298,726)		$(1,456,600)
Net income (loss) attributed to noncontrolling interests in subsidiary of partnership	—	(4,610)	—		(4,610)	(548)	761	(dd)	—		—		(4,397)

Net income (loss)	$(5,282)	$(77,831)	$16,155		$(66,958)	$89,632	$(2,640)		$(173,511)		$(1,298,726)		$(1,452,203)

Net income (loss) attributed to noncontrolling interests in Blue Owl partnerships	—	—	7,986	(bb)	7,986	—	—		(129,360	) (cc)	(968,259	) (cc)	(1,087,039)
			2,594	(cc)	2,594

Net income (loss) attributable to Blue Owl	$(5,282)	$(77,831)	$5,575		$(77,538)	$89,632	$(2,640)		$(44,151)		$(330,467)		$(365,164)

Pro Forma Earnings Per Share
Basic													$(1.11)
Diluted													$(1.16)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)													329,055
Diluted (#)													1,252,092

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Description of Business Combination

On December 23, 2020, Altimar entered into the Business Combination Agreement with Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination is funded through a combination of cash from Altimar, proceeds from the PIPE Investment and rollover equity from the Owl Rock Equityholders and the Dyal Equityholders (refer to the section entitled “Sources and Uses” below). As a result of the transaction, the Dyal Equityholders and the Owl Rock Equityholders collectively hold a majority of the equity of the combined company, referred to as “Blue Owl.” The Business Combination is structured as a customary Up-C transaction, whereby Blue Owl directly or indirectly owns equity in the Blue Owl Operating Group and holds direct voting rights in Blue Owl Operating Group. Pursuant to and in connection with the Business Combination, the following transactions have occurred:

•

Altimar changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Altimar changed its name to “Blue Owl Capital Inc.”, and adopted the Blue Owl Charter and the Blue Owl Bylaws;

•	Blue Owl’s wholly owned subsidiary, Blue Owl GP, serves as the general partner of Blue Owl Holdings and Blue Owl Carry;

•

Blue Owl Holdings acquired (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., the Dyal Business) (subject to, in each case, interests representing Specified Interests, as defined in the Proxy Statement/Prospectus), and Blue Owl and Blue Owl Holdings are responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein;

•

Blue Owl Carry acquired 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl has not acquired any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

•

In exchange for the assets and businesses contributed to Blue Owl and its subsidiaries, (a) the Owl Rock Equityholders were paid an implied equity value of approximately $5,467 million (inclusive of the Owl Rock Special Incentive Award (as defined below)), consisting of (i) $350 million of cash consideration (subject to adjustment) and (ii) the remainder in shares of Class A common stock or Blue Owl Operating Group Units, as applicable, and (b) the Dyal Equityholders were paid an implied equity value of approximately $6,683 million, consisting of (i) $922 million of cash consideration subject to adjustments and (ii) the remainder in Blue Owl Operating Group Units;

•

Blue Owl contributed all amounts at the Closing then available in Altimar’s Trust Account (plus the net proceeds of any equity financing received in connection with the PIPE Investment), net of amounts required (a) to make the cash consideration payments contemplated by the preceding bulleted item and (b) to redeem 17,838,736 shares at a redemption price of $10 per share by Altimar shareholders exercising their respective redemption rights, to Blue Owl GP, which contributed any such amounts to Blue Owl Holdings and Blue Owl Carry to pay the transaction expenses of Altimar, Neuberger and Owl Rock and otherwise for general corporate purposes;

•	Blue Owl issued approximately 100.0 million Seller Earnout Securities (in the aggregate) to the Owl Rock Equityholders and the Dyal Equityholders;

•	Blue Owl adopted the Omnibus Equity Incentive Plan for itself and its subsidiaries; and

•

Blue Owl, the Blue Owl Operating Group entities, the Owl Rock Equityholders, the Dyal Equityholders, the Sponsor and certain other persons entered into the Related Agreement further described in the “Business Combination Agreement” included as Exhibit 2.1 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination which reflects actual redemptions of shares at a redemption price of $10 per share which is equal to the pro rata portion of the Trust Account.

Sources and Uses (in millions)

Sources		Uses
Proceeds from Trust Account	$97	Cash to Balance Sheet	$138
Private Placement	1,478	Cash to Seller	1,404
FIC Cash	142	Escrow Amount	10
		Transaction Costs	165

Total Sources	$1,717	Total Uses	$1,717

Pursuant to the Business Combination Agreement, certain FIC Assets in the form of cash and cash equivalents attributable to “FIC Units” in Owl Rock Group (as defined in the Proxy Statement/Prospectus and held predominantly by Owl Rock Capital Partners, which is held by the Owl Rock Principals) may be retained within Owl Rock Group (including through its wholly owned subsidiaries, as applicable) for use to pay transaction expenses and for general corporate purposes. Approximately $142.0 million of such FIC Assets will be so retained, and accordingly, as contemplated by the Business Combination Agreement, $142.0 million of cash of Blue Owl GP is used to pay cash consideration to such holders of “FIC Units”.

As a result of the transactions contemplated by the Business Combination Agreement, an earnout of $150.0 million is payable by certain holders of Class A Units in Owl Rock Group related to a 2018 recapitalization transaction involving Owl Rock Group. This earnout may be funded by or offset against the Owl Rock Cash Consideration payable to holders of Class A Units in Owl Rock Group under the Business Combination. These earnout contributions are for the benefit of Owl Rock Capital Partners in accordance with Owl Rock Group’s existing Limited Liability Company Agreement.

Basis of presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination was completed on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using the following:

•	Altimar’s unaudited condensed balance sheet;

•	Owl Rock’s unaudited consolidated and combined statement of financial condition; and

•	Dyal’s unaudited combined statement of financial condition.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using the following:

•	Altimar’s unaudited condensed statement of operations;

•	Owl Rock’s unaudited consolidated and combined statement of operations; and

•	Dyal’s unaudited combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•	Altimar’s audited condensed statement of operations;

•	Owl Rock’s audited consolidated and combined statement of operations; and

•	Dyal’s audited combined statement of operations.

The merger between Owl Rock and Altimar has been accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition has been treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization. The acquisition of Dyal has been treated as a business combination under ASC 805 and is accounted for using the acquisition method. Blue Owl recorded the fair value of assets and liabilities acquired from Dyal.

Under the acquisition method, the acquisition date fair value of the gross consideration transferred to affect the Dyal Business Combination, as described in Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated operating efficiencies or cost savings that may be associated with the Business Combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform the Dyal and Altimar’s historical basis of presentation to that of Owl Rock’s, where applicable.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Altimar believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Altimar at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Transaction Accounting Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Blue Owl shares outstanding, assuming the transaction occurred on January 1, 2020.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, Owl Rock will perform a comprehensive review of Dyal’s accounting policies. As a result of the review, Owl Rock may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Owl Rock has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(a)    Represents the pro forma adjustments to remove the economic investments in the Dyal Equity Funds that were not contributed, assigned or transferred and, where applicable, the related non-controlling interests in the entities holding such investments from the historical financial statements of Dyal.

Pursuant to the terms of the Business Combination Agreement, the Business Combination will include the contribution, assignment or other transfer of direct or indirect ownership of 100% of the non-economic general partner interests in the Dyal Equity Funds or 100% of the interests in the non-economic general partners of the Dyal Equity Funds such that, upon completion, Blue Owl shall indirectly control the Dyal Equity Funds. However, certain Dyal economic investments in the Dyal Equity Funds are not being contributed, assigned, or transferred.

(b)    Reflects the net proceeds from the issuance of 150,000,000 shares of Class A common stock with a par value of $0.0001 from the PIPE Investment based on commitments received. The proceeds of $1,500 million were net of $22.2 million of costs related to the issuance of the PIPE Investment.

(c)    Reflects the incremental interest earned in the Trust Account prior to Closing, the amount attributed to redemptions by the Alitmar public stockholders resulting in $178.5 million, and the reclassification of $96.6 million of cash and cash equivalents held in the Trust Account of Altimar that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

(d)     Reflects the use of $350.0 million of proceeds from the PIPE Investment to purchase existing Class A units from holders of Owl Rock. This represents the secondary purchase of partnership interests in Blue Owl. Note that pursuant to the Business Combination Agreement, $10.0 million of this $350.0 million is held in escrow at closing to satisfy 49.9% of purchase price true-up obligations and pre-closing income tax indemnification obligations of Owl Rock Group LLC equity holders under the Business Combination Agreement. An additional $142.0 million represents FIC Assets in the form of cash and cash equivalents that will be retained inside of Owl Rock Group LLC. Holders of “FIC Units” received cash consideration from Blue Owl GP corresponding to such FIC Assets in exchange for their “FIC Units” as described in Note 1 —Description of the Business Combination.

(e)     Represents the adjustment for the estimated preliminary purchase price allocation for the acquisition of the Dyal business resulting from the Business Combination (“Dyal Business Combination”). The preliminary purchase price allocation is presented below as if the Dyal Business Combination was consummated on March 31, 2021. Reimbursed transaction and litigation costs incurred by Dyal are included as part of the total consideration below.

Calculation of consideration per the Business Combination Agreement	Fair Value (in millions)
Equity consideration for acquired stock (1)	$4,154.2
Cash consideration	921.5
Tax receivable agreement	107.4
Dyal reimbursed transaction and litigation costs	73.1
Fair value of earnout (2)	262.3
Non-controlling interest	6.4

Total consideration for allocation	$5,524.9

Recognized amounts of identifiable assets acquired and liabilities assumed
Assets acquired:
Investments	$7.6
Accounts receivable, net	81.0
Intangible assets, net	2,245.0
Deferred tax asset	0.0
Other assets (excluding goodwill)	0.6

Total assets acquired	$2,334.2
Liabilities assumed:
Accrued compensation	19.9
Accounts payable, accrued expenses and other liabilities	16.5
Deferred tax liabilities	102.0
Total liabilities assumed:	$138.4

Net identifiable assets acquired	$2,195.8

Goodwill	$3,329.1

(1)	Represents share consideration issued to the Dyal selling shareholders based on the fair value of the acquired business reflecting a discount for lack of control.
(2)

Represents the estimated fair value of the Seller Earnout Securities, which will be settled with shares of Class A, C, and/or D common stock and is accounted for as a contingent consideration in accordance with ASC 805. The equity owners of Blue Owl prior to the Closing are entitled to receive an earnout subject to vesting terms detailed within the section entitled “The Business Combination Agreement — Earnout” within the Proxy Statement/Prospectus. As a result, the Seller Earnout Securities are included in the value of consideration allocated in purchase accounting. The value of the Seller Earnout Securities is determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC Topic 805 and include trademarks, investment management agreements, and institutional investor relationships.

Identifiable Intangible Assets	Fair Value (in millions)	Useful Life (in years)
Trademarks	$66.6	7
Investment management agreements	1,872.2	2-20
Institutional investor relationships	306.2	10

Total	$2,245.0

Approximately $3,329.1 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Dyal, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

In addition to the recognition of goodwill and intangibles, the following are adjustments made in connection with the acquisition of Dyal:

(i) A $921.5 million decrease to cash and cash equivalents representing Dyal’s secondary purchase of partnership interests in Blue Owl;

(ii) A $73.1 million decrease to cash and cash equivalents representing the amount of reimbursed acquisition costs included as part of consideration for the acquisition of Dyal as presented above (inclusive of $18.7 million attributed to Dyal litigation costs);

(iii) A $102.0 million increase in deferred tax liabilities that results from the step-up for tax purposes of certain assets of Dyal, including the deferred tax asset created as a result of payments resulting from the TRA. The deferred tax liability is driven by state and federal taxes, net of deferred tax assets within each jurisdiction in accordance with ASC 740. The realizability of any deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income. Please refer to note (f) and (g) for additional information;

(iv) A $107.4 million increase to TRA liability to establish the net present value of the contingent consideration owed to previous Dyal owners as part of the TRA. The TRA represents an increase to the consideration transferred and is not an assumed liability within purchase accounting. The TRA liability has been recorded as an adjustment to shareholders equity of Blue Owl and would not impact non-controlling interest in the Blue Owl Operating Group. Please refer to note (f) for additional information;

(v) A $4,523.8 million increase to additional paid-in capital associated with the purchase accounting for Dyal;

(vi) A $46.4 million decrease to retained earnings to eliminate the historical retained earnings of Dyal;

(vii) A $3,372.7 million decrease to APIC and increase to non-controlling interest to reflect the non-controlling interest in the Dyal Business as a result of the transaction. Refer to note (m) for additional information;

(viii) A $259.6 million increase to earnout liability. The earnout liability represents an increase to the consideration transferred owed to the Dyal Owners and is not an assumed liability within purchase accounting. Please refer to note (p) for additional information.

(f)    As a result of the Business Combination, Blue Owl is a party to the Tax Receivable Agreement as included in Exhibit 10.1 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached. As detailed in the Tax Receivable Agreement, in connection with this Business Combination, Blue Owl entered into a TRA with certain existing direct and indirect members of the Blue Owl Operating Group. The agreement requires Blue Owl GP to pay to such members (or their owners) 85% of the amount of tax savings, if any, that the Company realizes (or is deemed to realize in certain circumstances) as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of the Blue Owl Operating Group (or certain corporations acquired in connection with the Business Combination) existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future TRA payments.

The adjustments resulting from the TRA and attributable to the reverse recapitalization of Owl Rock and Dyal Business Combination have been recorded as an adjustment to shareholders equity. When payments are made from Blue Owl (or its subsidiaries) pursuant to the TRA, the applicable tax regulations consider the payments additional consideration related to the original transaction which gave rise to the tax attribute being utilized, resulting in additional tax basis adjustments equal to the TRA payments made. The tax effects of this temporary difference will be recorded as an increase to deferred tax assets. When establishing the TRA liability, the difference between the TRA liability and related deferred tax asset is recognized in additional paid-in capital as these adjustments are caused by transactions among or with shareholders.

Note that $107.4 million of the total TRA liability is accounted for as contingent consideration under ASC 805 related to the Dyal Business Combination. The TRA liability represents the estimated fair value of cash payments owed to Dyal selling shareholders pursuant to the TRA. The estimated undiscounted cash payments to be made by Blue Owl to selling shareholders pursuant to the TRA are discounted to present value utilizing an appropriate market discount rate to arrive at the estimated fair value of the cash payments and the associated liability. Refer to footnote (e) for details of the consideration transferred and the purchase price allocation.

(g)     The deferred tax adjustments are primarily related to the difference between the financial statement and tax basis in Blue Owl’s investment in Blue Owl Operating Group interests, deferred tax impacts connected to the TRA as described in note (f), as well as deferred taxes related to taxes that are assessed at the partnership level. The non-controlling interest benefit of the partnership level taxes is included as part of the non-controlling interest adjustment as described in note (j). The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income.

(h)    A total $184.0 million of transaction costs and litigation costs were incurred with the Business Combination. Of the total, $73.1 million relates to the reimbursed acquisition and litigation costs included as part of the consideration for the Dyal Business Combination described in (e), and $9.6 million relates to deferred IPO fees described in (i).

This pro forma adjustment reflects the remaining $101.3 million of transaction and litigation costs incurred by Owl Rock and Altimar associated with the Business Combination, $15.6 million of which are deferred transaction costs included in other assets on Owl Rock’s consolidated and combined statement of financial condition. Of these costs, $96.6 million relate to advisory, legal, and other fees, which are direct and incremental to the transaction and are adjusted against additional paid-in capital, and $4.4 million is expected to be expensed, of which $4.3 million was expensed and accrued in the historical statement of operations of Owl Rock and $0.1 million was expensed and reflected in retained earnings. $0.3 million of litigation costs were expensed and reflected in retained earnings. The $17.2 million decrease to accounts payable represents the adjustment to eliminate the accrued transaction cost liabilities reflected in the Owl Rock historical balance sheet with an offsetting decrease to cash.

(i)     Reflects the payment of deferred IPO fees, which includes $9.6 million of deferred underwriters’ and professional fees in connection with Altimar’s IPO.

(j)     Following the Business Combination, the Company owns 25.4% of the economic interest of Blue Owl Operating Group, and the continuing members of Blue Owl own the remaining 74.6%.

(in millions)	Blue Owl Membership Units	%
Investors in Blue Owl	344	25.4%
Continuing members of Blue Owl Partnerships	1,008	74.6%

Total	1,352	100.0%

The calculation of additional paid-in capital is as follows:

(in thousands)	Blue Owl
Altimar historical additional paid-in capital	$(3,375)
Adjustments impacting additional paid-in capital
PIPE Investment	1,477,785	(b)
Secondary purchase of membership units in Blue Owl Partnerships	(350,000)	(d)
Transaction and litigation costs	(96,604)	(h)
Reclass of redeemable Class A stock	61,774	(k)
Establishment of par for new share classes	(108)	(l)
Dyal purchase price allocation	4,523,785	(e)
Deferred taxes	552,252	(g)
Due to affiliates for tax receivable agreement	(460,641)	(f)
Earnout liability	(88,310)	(p)
Settlement of “Award” liability	90,524	(n)

Total adjustments impacting additional paid-in capital	$5,710,457
Non-controlling interest and liability classified earnouts attributed to Blue Owl Partnerships (see below)	(4,224,310)	(m)

Additional paid-in capital	$1,482,772

For purposes of the calculation of additional paid-in capital, the impact of non-controlling interest is calculated as follows:

(in thousands)	Blue Owl
Altimar historical additional paid-in capital	$(3,375)
Adjustments impacting additional paid-in capital	5,710,457
Adjustments impacting additional paid-in capital not subject to non-controlling interest:
Deferred taxes attributable to Blue Owl	590,092
Earnout liability	(88,310)
Due to affiliates for tax receivable agreement	(460,641)
Establishment of par for new share classes	(108)

Adjustments impacting additional paid-in capital subject to non-controlling interest	$5,666,049
Adjustments impacting par:
PIPE investment	15
Altimar historical par	1
Recapitalization	1
Reclass of “Award” liability	1

Total Equity Adjustments	$5,666,067
Continuing members’ economic interest in Blue Owl Partnerships	74.6%

Non-controlling interest impact to additional paid-in capital prior to reclassification of liability classified earnouts attributed to Blue Owl Partnerships	$4,224,310

Earnout liability directly attributable to Blue Owl Partnerships	(436,389)

Non-controlling interest impact to additional paid-in capital	$3,787,921

The calculation of non-controlling interest is as follows:

(in thousands)	Blue Owl
Non-controlling interest prior to consummation of the Business Combination:
Beginning members’ deficit	$(388,299)
Historical adjustments to Dyal equity	(22,223)	(a)
PIPE Investment	1,477,800	(b)
Secondary purchase	(350,000)	(d)
Reclass of redeemable Class A stock	61,775	(k)
Transaction and litigation costs	(96,966)	(h)
Dyal purchase price allocation	4,477,376	(e)
Settlement of “Award” liability	90,525	(n)
Deferred taxes attributable to Blue Owl Partnerships	(37,840)	(g)
Non-controlling interest in subsidiaries of partnerships	(15,467)

Total members’/stockholders’ equity	$5,196,681
Continuing members’ economic interest in Blue Owl Partnerships	74.6%

Non-controlling interest	$3,874,362
Earnout liability directly attributable to Blue Owl Partnerships	(436,389)	(p)

Non-controlling interest before day one expenses	3,437,973

Non-controlling interest impact following consummation of the Business Combination:
Day one stock compensation expense associated with equity issuance	1,331,459
Continuing member’s economic interest in Blue Owl Partnerships	74.6%

Day one stock compensation expense attributable to non-controlling interest	$992,663

Non-controlling interest before day one expenses	$3,437,973
Day one stock compensation expense associated with equity issuance	1,331,459	(o)
Less: Day one stock compensation expense attributable to non-controlling interest	992,663	(o)

Non-controlling interest following consummation of the Business Combination	$3,776,769

(k)    Represents the pro forma adjustments to reclassify Altimar Class B common stock, which were converted to Altimar Class F common stock as a required step for the Domestication of Altimar and subsequently and immediately converted to Altimar Class A common stock and Altimar redeemable Class A common stock that were converted to Class A common stock following the Business Combination, and is reflective of the impact of the forfeiture of 2,289,375 of the 6,675,000 shares of Class A common stock which are held by the Sponsor following the Business Combination as described within the Forfeiture and Support Agreement (included in the Business Combination Agreement as included in Exhibit 2.1 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached).

(l)    The pro forma adjustment reflects, (i) 1,267.1 million shares of common stock with a closing share price of $10 per share would be outstanding immediately after the Business Combination, including shares of Class A and Class E common stock (economic) and Class C and Class D common stock (vote-only, no economics stock) and (ii) such common stock would include 329.1 million shares of our Class A common stock issued in the Business Combination (inclusive of the Owl Rock Special Incentive Award), 628.4 million shares of Class C common stock, 294.7 million shares of Class D common stock, and 15.0 million shares of Class E common stock.

(m)     Represents the pro forma adjustments to record a non-controlling interest related to the interest held by the continuing members of the Blue Owl Operating Group, which will represent a majority of the economic interest in the Blue Owl Operating Group on the unaudited pro forma condensed combined balance sheet. Refer to (j) for a roll of non-controlling interest related to the interests held by continuing members of the Blue Owl Operating Group. Note that $3,372.7 million of the total non-controlling interest in Blue Owl is attributable to the Dyal acquisition. An adjustment was made to reclassify additional paid-in capital to non-controlling interest as result of the Dyal acquisition.

(n)    Represents the pro forma adjustment to eliminate the accrued compensation liability associated with an Owl Rock Special Incentive Award granted on September 15, 2020 (the “Owl Rock Special Incentive Award”). The adjustment was offset with an increase to Class A common stock, assuming the vested restricted stock units were exercised at March 31, 2021, and additional paid-in capital as the cash settled award converts into 9.05 million restricted stock shares upon exercise of the units. Please refer to “Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC Notes to Consolidated and Combined Financial Statements” within Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit 99.4 is attached.

(o)    Represents the pro forma adjustment as a result of a one-time compensation charge recognized post-combination associated with the accelerated vesting of certain employee share-based awards. On November 3, 2020, NBG issued share-based payment awards (the “Award Units”) to certain Dyal management members. The Award Units represent unvested, non-voting partnership interests in a subsidiary of NBG. The Award Units had no liquidation value on the date of grant, but instead provided the grantees with rights to distributions of the future profits, as defined, of Dyal. The Award Units generally vest in four equal installments over four years commencing on the seventh anniversary of the grant date, provided that certain conditions are met, including continued employment with Dyal. No additional Award Units are currently available for future issuance. The Award Units were being expensed and recorded into equity by Dyal over the requisite service period based upon the fair value of the partnership interests on the date of grant, and the Company recognizes forfeitures when they occur.

The Award Units were modified in connection with the Business Combination to remove certain forfeiture conditions tied to continued employment with Blue Owl post Business Combination. This modification was not a result of the existing terms within the Award Units (e.g. a change of control provision). Based on an evaluation of the facts and circumstances and in contemplation of the guidance provided in ASC 805, a determination has been made that the modification is to the benefit of Owl Rock as the accounting acquirer. As a result, a determination has been made that the modification of the Award Units is a transaction outside of the scope of the Business Combination and would be accounted for separately based on the guidance within ASC 805-30 which addresses replacement awards in accordance with ASC 718 as further discussed in (ii). The entity in which the Award Units were issued is incrementally entitled to its pro rata ownership of the Earnout Securities (please see (p) for further detail). The Award Units, and the related Earnout Securities, are remeasured at fair value and expensed as a day one stock compensation expense associated with the Business Combination.

For the impact of the award to non-controlling interests, refer to the calculation of non-controlling interests in (j). The impact to Blue Owl is calculated as follows:

(in thousands)	Blue Owl
Day one stock compensation expense associated with equity issuance	$1,331,459
Controlling interest in Blue Owl Partnerships	25.4%

Day one stock compensation expense attributable to controlling interest	$338,796

(p)    The existing shareholders of Owl Rock and Dyal each received their proportionate amount of Seller Earnout Securities based on their proportionate ownership in Blue Owl upon consummation of the Business Combination. Included in existing shareholders of Dyal is a subsidiary of Neuberger that issued the Award Units to certain members of the Dyal management team. The Award Units entitle certain members of the Dyal management team to their proportionate equity ownership as well as the related Seller Earnout Securities as described in (o). The total value of the Seller Earnout Securities have an estimated fair value of $589.1 million, which is determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period. The Earnout Triggering Events are detailed within the section entitled “The Business Combination Agreement — Earnout” within the Proxy Statement/Prospectus. Of the total estimated fair value, $265.1 million is attributable to the Seller Earnout Securities issued to the Owl Rock Equity holders, $259.6 million is accounted for as contingent consideration under ASC 805 related to the Dyal Business Combination (please refer to note (e) for additional information), $64.4 million is accounted for as equity classified stock based compensation under ASC 718 issued to certain employees of Dyal in connection with their Award Units, which was recognized as a one-time compensation charge post-combination associated with the acceleration of vesting of the awards as discussed in (ii). Note that, separately, under ASC 718, the indexation assessment under ASC 815-40 does not factor into the classification assessment. As a result, the immediately vested stock based compensation is equity classified. Please refer to note (o) for additional information.

The non-controlling interest impact associated with the liability attributable to the Blue Owl Partnerships is included as part of the non-controlling interest adjustment as described in note (j).

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve-month period ended December 31, 2020 and three-month period ended Match 31, 2021 are as follows:

(aa)    Represents the pro forma adjustments to reflect transaction and litigation costs that are not directly attributable to the Business Combination and therefore expensed as incurred.

(bb)    The combined entity of Owl Rock and Dyal will continue to be treated as a partnership (“Blue Owl Operating Group”) for U.S. federal and state income tax purposes. The Blue Owl Operating Group are generally not subject to U.S. federal and state income taxes (although are subject to certain unincorporated business taxes, particularly in New York City). Any taxable income or loss generated by the Blue Owl Operating Group are passed through to and included in the taxable income or loss of its members. Blue Owl is subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income generated by the Blue Owl Operating Group. This adjustment includes the tax effect of recognizing the allocable share of the pro forma taxable income generated by the Blue Owl Operating Group. We estimate that our allocable share of income or loss from the Blue Owl Operating Group will be subject to an effective tax rate of 23%. Further, these pro forma income tax provisions are prepared as if the acquisition of the Dyal business occurred on January 1, 2020. This adjustment also contains the deferred tax benefit that is connected to the post-transaction PPA amortization.

(cc)    Represents the pro forma adjustment to adjust non-controlling interest for the portion of net income attributable to Blue Owl based on the relative ownership. Blue Owl will own 25.4% of the economic interest of Blue Owl Operating Group, and the continuing members of the Blue Owl Operating Group will own the remaining 74.6%.

($ in thousands)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Net income (loss) attributable to Blue Owl Partnerships	$36,685	$(1,465,399)
Less:
Imputed interest for contingent consideration of Dyal acquisition	(500)	(577)
Net income (loss) attributed to non-controlling interests in subsidiaries of partnerships	99	(4,397)

Allocable income	$37,086	$(1,460,425)

Continuing members’ economic interest in Blue Owl Partnerships	74.6%	74.6%

Income attributable to non-controlling interest	$27,649	$(1,088,813)

NCI in Share of UBT	(1,280)	1,774

Total income attributable to non-controlling interest	$26,369	$(1,087,039)

(dd)    Represents the pro forma adjustments to remove income statement activity associated with the economic investments in the Dyal Equity Funds that were contributed, assigned or transferred and, where applicable, the related non-controlling interests in the entities holding such investments from the historical financial statements of Dyal as described in (a).

(ee)    Represents adjustments to incorporate intangible asset amortization for the step-up basis related to the Dyal Business Combination at the closing of the transaction. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense that is accounted for as an adjustment to general, administrative and other expenses.

Identifiable Intangible Assets	Fair Value (in millions)	Useful life (in years)	Amortization Expense for the Three Months Ended March 31, 2021	Amortization Expense for the Year Ended December 31, 2020
Trademarks	66.6	7	2.4	9.5
Investment management agreements	1,872.2	2-20	33.4	133.4
Institutional investor relationships	306.2	10	7.7	30.6

Total	2,245.0		43.5	173.5

(ff)    Represents the adjustment to record imputed interest expense associated with the TRA liability which is considered contingent consideration associated with the Dyal Business Combination. The TRA liability is recorded as a long-term liability in the unaudited pro forma condensed combined balance sheet as described above in (f).

(gg)     Represents the impacts to compensation and benefits related to the Executed Employment Agreements for Key Individuals (see the section titled “Employment Agreements” within the Current Report on Form 8-K) which was effective as of the Closing of the Business Combination. The adjustment includes a reversal of compensation expense accrued throughout the three months ended March 31, 2021, and the year ended December 31, 2020, for the three Key Individuals (as defined in the Current Report on Form 8-K), and the recalculation and expense for the Key Individuals that have entered into the Executed Employment Agreements in connection with the Business Combination.

Additionally, the compensation expense adjustment includes a one-time compensation charge recognized post-combination associated with the accelerated vesting of the Award Units attributed to certain Dyal employees as the Award Units were modified to remove the requisite service period subsequent to the Business

Combination (described in (o)) and their related Earnout Securities (described in (o) and (p)). There were no impacts to compensation and benefits related to awards granted to Owl Rock employees other than the Owl Rock Special Incentive Award (described in (n)).

(hh)    Represents the elimination of interest earned on marketable securities held in the Trust Account.

Note 5 - Earnings/Loss per Share

Net (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

For the purposes of calculating the weighted average number of shares of Class A common stock outstanding, the following factors are considered:

1.

Management determined that the economic shares include 9.7 million Class A common shares issued to SPAC Shareholders, 4.6 million shares issued to SPAC Sponsors, 150.0 million shares issued to PIPE Investors, 155.8 million shares attributed to other Owl Rock Equityholders, and 9.05 million shares associated with the Owl Rock Special Incentive Award.

2.

The additional 100.0 million Seller Earnout Securities of Class E common stock were allocated among the Stockholders, on a pro rata basis. The shares will vest in two series, Series E-1 and Series E-2 based on the vesting conditions that follow. If at any time following the Closing, the volume weighted average price (“VWAP”) of the shares of Class A common stock of Blue Owl is equal to at least $12.50 per share over any twenty (20) consecutive trading days following the Closing, the Series E-1 Shares will vest; and (ii) if the VWAP of the shares of Class A common stock of Blue Owl is equal to at least $15.00 per share over any twenty (20) consecutive trading days following the Closing, the Series E-2 Shares will vest. The Seller Earnout Securities shall be entitled to receive, ratably with participating shares, dividends and other distributions prior to vesting, at which point they become issued common stock. For the avoidance of doubt, if the Series E-1 and Series E-2 Shares expire without vesting, the holders are not entitled to the dividends referenced above. The Series E-1 and Series E-2 Shares, which are contingently returnable, are currently excluded from the basic and diluted calculations given that the vesting conditions have not been satisfied .

3.

Existing shareholders have rights to exchange the pre-existing voting units to Class A and B common shares on a one-for-one exchange basis. Upon full exchange, Class A and B common shares shall be increased by 1,008.0 million.

4.

The 14.2 million of SPAC and private placement warrants with an exercisable price at $11.50 are not converted to Class A common stock at Closing. The warrant effects are excluded from the diluted loss per share calculation, since the inclusion would be anti-dilutive for the three months ended March 31, 2021 and for the year ended December 31, 2020.

The unaudited pro forma condensed combined (loss) per share has been prepared for the three months ended March 31, 2021 and for the year ended December 31, 2020:

($ in thousands, except share and per share amounts)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Basic and Diluted Net Income (Loss) Per Class A Share
Numerator
Net income (loss)	$33,846	$(1,452,203)
Less: Net income (loss) attributable to non-controlling interest	26,369	(1,087,039)

Net income (loss) attributable to Class A common stockholders-basic	$7,477	$(365,164)

Denominator
Weighted-average shares of Class A common stock outstanding-basic	329,055	329,055
Weighted-average shares of Class A common stock outstanding-diluted	329,055	1,252,092
Basic net income (loss) per share	$0.02	$(1.11)

Diluted net income (loss) per share	$0.02	$(1.16)

The following tables sets forth:

•	Historical per share information of Altimar as of March 31, 2021;

•	Unaudited pro forma combined per share information of the Company as of March 31, 2021, after giving effect to the Business Combination.

The pro forma book value per share information reflects the Business Combination as if it had occurred on March 31, 2021.

	Historical	Pro Forma Combined
	Altimar Acquisition Corporation for the Three Months Ended March 31, 2021	Altimar Acquisition Corporation for the Three Months Ended March 31, 2021
Book value per share (1)	$0.73	$3.02

(1)

Book value per share = total equity/shares outstanding. Shares outstanding includes Class E shares issued and outstanding. For the pro forma combined book value per share, total equity is derived using 344.0 million shares.

(2)	Prior to the Business Combination, Owl Rock and Dyal’s historical equity structure was not unitized, and therefore the calculation of book value per share is not a useful metric.